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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                               SCHEDULE 14D-9

                   SOLICITATION/RECOMMENDATION STATEMENT
                       UNDER SECTION 14(D)(4) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                         E.W. BLANCH HOLDINGS, INC.
                         (Name of Subject Company)


                         E.W. BLANCH HOLDINGS, INC.
                     (Name of Person Filing Statement)

                  COMMON STOCK, PAR VALUE $0.01 PER SHARE
                       (Title of Class of Securities)

                                  93210607
                   (Cusip Number of Class of Securities)

                              Daniel P. O'Keefe
                         Executive Vice President,
                       General Counsel and Secretary
                        E.W. Blanch Holdings, Inc.
                         500 N. Akard, Suite 4500
                             Dallas, TX 75201
                              (214) 756-7000
               (Name, Address and Telephone Number of Person
              Authorized to Receive Notice and Communications
                 On Behalf of the Person Filing Statement)

                              WITH A COPY TO:

                        Thomas W. Christopher, Esq.
                 Fried, Frank, Harris, Shriver & Jacobson
                            One New York Plaza
                            New York, NY 10004
                              (212) 859-8000


/X/  Check  the  box  if  the   filing   relates   solely  to   preliminary
communications made before the commencement of a tender offer.

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                               Exhibit Index


99.1   Press Release, dated April 23, 2001